   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 1999
                                                      REGISTRATION NO. 333-86247
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                VERITAS DGC INC.
             (Exact name of registrant as specified in its charter)

                    DELAWARE                                        76-0343152
          (State or Other Jurisdiction                           (I.R.S. Employer
       of Incorporation or Organization)                       Identification No.)

                          3701 KIRBY DRIVE, SUITE 112
                           HOUSTON, TEXAS 77098-3982
                                 (713) 512-8300
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

           Name, Address, Including Zip Code, and
              Telephone Number, Including Area                                Copy of Communications to:
                Code, of Agent for Service:
                                                                                  T. WILLIAM PORTER
                      ANTHONY TRIPODO                                          PORTER & HEDGES, L.L.P.
                3701 KIRBY DRIVE, SUITE 112                                   700 LOUISIANA, 35TH FLOOR
                 HOUSTON, TEXAS 77098-3982                                    HOUSTON, TEXAS 77002-2764
                       (713) 512-8300                                               (713) 226-0600

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time pursuant to Rule 415 after the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS

                                  VERITAS LOGO

                                  $200,000,000

                                VERITAS DGC INC.

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK

     This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. This means:

     - we may issue debt securities, preferred stock and common stock covered by this prospectus from time to time;

     - we will provide a prospectus supplement each time we issue the securities; and

     - the prospectus supplement will provide specific information about the terms of that offering and also may add, update or change information contained in this prospectus.

     The Veritas DGC common stock trades on the New York Stock Exchange under the symbol "VTS" and on the Toronto Stock Exchange under the symbol "VER."

      CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS
PROSPECTUS.

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                Subject to completion, dated September 24, 1999.

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THESE DOCUMENTS.

                               TABLE OF CONTENTS

                          SECTION                             PAGE
------------------------------------------------------------  ----
Where You Can Find More Information.........................    3
The Company.................................................    3
Forward-Looking Statements..................................    3
Risk Factors................................................    3
Use of Proceeds.............................................    5
Ratio of Earnings to Fixed Charges..........................    5
Description of Debt Securities..............................    5
Description of Capital Stock................................    9
Plan of Distribution........................................   13
Legal Matters...............................................   14
Experts.....................................................   14
Incorporation of Certain Documents by Reference.............   15

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 registering the securities we are offering. This prospectus, which is a part of the registration statement, omits certain information included in the registration statement.

     You may read and copy the registration statement, including the attached exhibits, and any reports, statements or other information that we file at the SEC's public reference room in Washington, D.C. You may also obtain information about Veritas DGC from the following regional offices of the SEC: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Veritas DGC maintains an Internet site at http://www.veritasdgc.com that contains information about its business.

     We file annual reports, quarterly reports, proxy statements and other information with the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Copies of such material can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. Our SEC filings are also available to the public on the SEC's home page on the Internet at http://www.sec.gov.

                                  THE COMPANY

     We are a leading provider of seismic data acquisition, data processing and multi-client data surveys and information services to the oil and gas industry in selected markets worldwide. Oil and gas companies utilize seismic data for the determination of suitable locations for drilling exploratory wells and, increasingly, in reservoir management for the development and production of oil and gas reserves. We acquire seismic data on land and in marine and transition zone environments, and process data acquired by our own crews and crews of other operators. We acquire seismic data both on an exclusive contractual basis for our customers and on our own behalf for licensing to multiple customers on a non-exclusive basis. Veritas DGC was incorporated in Texas in 1965 and was reincorporated in Delaware in 1969. Our principal offices are located at 3701 Kirby Drive, Houston, Texas 77098, and our telephone number is (713) 512-8300.

                           FORWARD-LOOKING STATEMENTS

     The statements included in this prospectus, other than statements of historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include statements incorporated by reference to other Veritas DGC documents filed with the SEC. Forward-looking statements include, among other things, business strategy and expectations concerning industry conditions, market position, future operations, margins, profitability, liquidity and capital resources. Forward-looking statements generally can be identified by the use of terminology such as "may," "will," "expect," "intend," "estimate," "anticipate" or "believe" or the negative thereof or variations thereon or similar terminology.

     Although we believe that the expectations reflected in such statements are reasonable, we can give no assurance that such expectations will be correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Our operations are subject to a number of uncertainties, risks and other influences, many of which are outside our control and any one of which, or a combination of which, could cause our actual results of operations to differ materially from the forward-looking statements. Important factors that could cause actual result to differ materially from our expectations are disclosed in "Risk Factors" and elsewhere in this prospectus.

                                  RISK FACTORS

     An investment in Veritas DGC securities is subject to a number of risks. You should carefully consider the following factors and other information in this prospectus before deciding to buy our securities.

FLUCTUATIONS IN ENERGY INDUSTRY SPENDING COULD ADVERSELY AFFECT OUR BUSINESS

     As a provider of seismic services, our business is substantially dependent on the level of capital expenditures by oil and gas companies. As a result of the recent fluctuation in hydrocarbon commodity prices, the level of overall oil and gas industry activity has declined from levels experienced in recent years. If our

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

customers' capital spending decreases in line with overall recent industry trends, it would likely have a significant adverse effect upon the demand for our services and our results of operations and cash flow.

INTENSE PRICE COMPETITION IN A SLOW MARKET COULD ADVERSELY AFFECT OUR BUSINESS

     Competition among seismic contractors historically is and will continue to be intense. Competitive factors in recent years have included price, crew experience, equipment availability, technological expertise and reputation for quality and dependability. Certain competitors operate more data acquisition crews than us and have substantially greater financial and other resources. These larger and better financed operators could enjoy an advantage over us if the competitive environment for contract awards shifts to one characterized principally by intense price competition.

OUR ABILITY TO SERVICE DEBT DEPENDS ON MANY FACTORS BEYOND OUR CONTROL

     Our ability to make payments on and to refinance our indebtedness, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

     We cannot assure you that our business will generate sufficient cash flow from operations to service our outstanding debt, that currently anticipated cost savings and operating improvements will be realized or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facility, on commercially reasonable terms or at all.

MULTI-CLIENT DATA LIBRARY COULD BECOME IMPAIRED DUE TO WEAK DEMAND OR TECHNOLOGICAL OBSOLESCENCE

     We have invested significant amounts in acquiring and processing multi-client data, and expect to continue doing so for the foreseeable future. Although we have typically recovered all the costs of such surveys, there is no assurance that we will continue to be able to do so in the future. Technological, regulatory or other industry or general economic developments could render all or portions of our library of multi-client data obsolete or otherwise impair its value.

HIGH LEVELS OF FIXED COSTS COULD RESULT IN OPERATING LOSSES

     Our business has high fixed costs and downtime or low productivity due to reduced demand, weather interruptions, equipment failures or other causes, and can result in significant operating losses. The operation of a seismic crew involves utilization of equipment requiring a significant investment. Changes in technology, which have resulted in an increase in the amount of seismic data acquired, have required a greater level of capital expenditures. Further, rapid changes in technology make ongoing capital reinvestment a significant cost of doing business. Combined, this requires that seismic companies recover the cost of equipment over a relatively short period of time. As technology continues to change rapidly, low utilization rates may impact the ability to recover the cost of the capital investment in a timely manner.

FUTURE TECHNOLOGICAL ADVANCES COULD IMPAIR OPERATING ASSETS OR REQUIRE SUBSTANTIAL UNBUDGETED CAPITAL EXPENDITURES

     Seismic data acquisition and processing is a capital intensive business. The development of seismic data acquisition and processing equipment has been characterized by rapid technological advancements in recent years. This trend is expected to continue. Manufacturers of seismic equipment may develop new systems that have competitive advantages over systems now in use. Such development could render our current equipment obsolete, requiring significant unplanned capital expenditures to maintain our competitive position. Under such circumstances, there can be no assurance that we would be able to obtain necessary financing on favorable terms.

THE TRADING PRICE OF OUR SECURITIES COULD BE SUBJECT TO SIGNIFICANT FLUCTUATIONS

     The trading price of our securities fluctuate. Factors such as fluctuations in our financial performance, and that of our competitor's, as well as general market conditions could have a significant impact on the future trading prices of our securities. The trading prices may be affected by weakness in oil prices, changes in

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

interest rates and other factors. There can be no assurance that these factors will not have an adverse affect on the trading prices of our securities.

OUR BUSINESS IS SUBJECT TO SEASONAL FLUCTUATIONS

     Our seismic operations and quarterly financial results historically have been subject to seasonal fluctuation. In addition to seasonality, we historically have experienced quarterly fluctuations in operating results. Operating results in any fiscal quarter may vary as a result of the magnitude of certain contracts for the acquisition or sale of data, customers' budgetary cycles, and seismic data sales occurring as a result of offshore lease sales.

WE OPERATE UNDER HAZARDOUS CONDITIONS

     Our seismic data acquisition activities involve operating under extreme weather and other hazardous conditions. These operations are subject to risks of loss to property and injury to personnel from such causes as fires and accidental explosions. We carry insurance against these risks in amounts we consider adequate. We may not, however, be able to obtain insurance against certain risks or for certain equipment located from time to time in certain areas of the world.

OUR BUSINESS IS SUBJECT TO GOVERNMENTAL REGULATION

     Our operations will be subject to a variety of federal, provincial, state, foreign and local laws and regulations, including environmental laws. We will invest financial and managerial resources to comply with these laws and related permit requirements in our operations. In recent years, an increased number of our data acquisition contracts have provided for customers to obtain all necessary permits. Customers' failure to timely obtain the required permits may result in crew downtime and operating losses. In the past, our cost of complying with governmental regulation has not been material. Because laws and regulations change frequently, we cannot predict the impact of government regulations on our future operations. The adoption of laws and regulations which have the effect of curtailing exploration by oil and gas companies could adversely affect our operations by reducing the demand for our geophysical services.

                                USE OF PROCEEDS

     Except as otherwise described in any prospectus supplement, the net proceeds from the sale of securities will be used for general corporate purposes, which may include working capital, investment in multi-client data library, capital expenditures, possible acquisitions and repurchases and redemptions of securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                 NINE MONTHS           YEARS ENDED JULY 31,
                                                    ENDED        ---------------------------------
                                                APRIL 30, 1999   1998   1997   1996   1995   1994
                                                --------------   ----   ----   ----   ----   -----
Ratio of Earnings to Fixed Charges............        2.18       4.64   2.52   1.30   2.01    1.05

     For these ratios, earnings consist of income, before income taxes and equity in (earnings) loss from equity investees, and fixed charges, adjusted for capitalized interest. There was no distributed income from equity investees for any of the periods presented. Fixed charges consist of interest expense, capitalized interest, amortization of debt issuance expense and the portion of rental expense representative of an interest factor.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The debt securities will be:

     - our direct unsecured general obligations;

     - either senior debt securities or subordinated debt securities; and

     - will be issued under one or more separate indentures.

     We are a holding company that conducts all operations through our subsidiaries. Holders of debt securities generally will have a junior position to claims of creditors of our subsidiaries including trade creditors, debt holders, secured creditors, taxing authorities, guaranty holders and any preferred stockholders. At April 30, 1999, we did not have any outstanding preferred stock and we and our subsidiaries had $135.3 million of outstanding debt.

     We will issue senior debt securities under a senior indenture and subordinated debt securities under a subordinated indenture. We have summarized selected provisions of the indentures below. These provisions are subject to and may be modified by the specific terms of a particular series of debt securities which will be set forth in a prospectus supplement. The summary is not complete. The forms of the indentures have been filed as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you. In the summary, we have included references to section numbers of the indentures so that you can easily locate those provisions.

     - The indentures do not limit the aggregate principal amount of debt securities that can be issued thereunder. (Section 301)

     - Debt securities may be issued in one or more series, each in an aggregate principal amount authorized by Veritas DGC before issuance, and may be in any currency or currency unit that we may designate. (Section 301)

     - Debt securities of a series may be issued in fully registered form and may be in global form. (Sections 201 and 203)

     - Senior debt securities will rank equally with all of our other senior debt.

     - Subordinated debt securities will have a junior position to all of our senior debt. (Section 1301)

     - Debt securities will be issued in denominations of $1,000 each or multiples thereof, unless otherwise specified in a prospectus supplement. (Section 302)

     - Debt securities may be sold at a discount (which may be substantial) below their stated principal amount, bearing no interest or interest at a rate below market rates.

     - The indentures do not limit the amount of other unsecured indebtedness or securities that we can issue.

     A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - title and type of debt securities;

     - total principal amount;

     - dates on which the principal of, and premium, if any, is payable;

     - interest rate (or method of determination);

     - date from which interest will accrue;

     - interest payment dates, if any;

     - optional redemption periods;

     - sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

     - currency in which payment of principal and interest shall be made, if other than United States dollars or the currency in which the debt securities are stated to be payable;

     - terms of conversion or exchange if the debt securities will be convertible into shares of common stock or exchangeable for other of our securities;

     - additional means or conditions to discharge the debt securities;

     - changes to or additional events of default or covenants;

     - special tax implications of the debt securities; and

     - other specific terms of the debt securities. (Section 301)

SUBORDINATION

     Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will be subordinated and junior in right of payment to the prior payment in full of all our senior debt. (Section 1301) The subordinated indenture provides that no payment of principal, interest or any premium on the subordinated debt securities may be made in the event:

     - we fail to pay the principal, interest, any premium or any other amounts on any senior debt when due; or

     - of any insolvency, bankruptcy or similar proceeding involving us or our property. (Sections 1302 and 1303)

     Senior debt is defined to include all indebtedness including our guarantees for money we borrowed, not expressed to be subordinate or junior in right of payment to any of our other indebtedness. (Section 101) The subordinated indenture will not limit the amount of senior debt that we may incur.

EVENTS OF DEFAULT

     The following are events of default under each indenture:

     - failure to pay principal or any premium on any debt security when due;

     - failure to pay any interest on any debt security when due, continued for 30 days;

     - failure to deposit any mandatory sinking fund payment when due, continued for 30 days;

     - failure to perform any other covenant in the indenture that continues for 90 days after written notice;

     - certain events of bankruptcy, insolvency or reorganization; and

     - any other event of default as may be specified with respect to debt securities of such series. (Section 501)

     An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities. (Section 502) The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, interest or any premium) if the trustee or Veritas DGC's board of directors considers withholding of notice to be in the best interest of the holders. (Section 602)

ACCELERATION OF DEBT UPON AN EVENT OF DEFAULT

     If an event of default occurs:

     - Either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities may declare the principal amount of all the debt securities of the applicable series to be due and payable immediately. (Section 502)

     - If this happens, subject to certain conditions, the holders of a majority in principal amount of the outstanding debt securities of such series can void the declaration. These conditions include the requirement that we have paid or deposited with the trustee a sum sufficient to pay all overdue principal, premiums (if any) and interest payments on the series of debt securities subject to the default. (Section 502)

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

     If an event of default occurs due to certain events of bankruptcy, insolvency or reorganization, the principal amount of the outstanding debt securities of all series will become immediately due and payable without any declaration or other act on the part of either trustee or any holder. (Section
502)

     Depending on the terms of our indebtedness, an event of default under an indenture may cause a cross default on such other indebtedness.

DUTIES OF TRUSTEE

     Other than its duties in the case of default, the trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders unless the holders offer the trustee reasonable indemnity. (Section 603)

     If the holders provide reasonable indemnification, the holders of a majority of principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee for any series of debt securities. (Section 512)

COVENANTS

     Under the indentures, we will:

     - pay the principal, interest and any premium on the debt securities when due;

     - maintain a place of payment;

     - deposit sufficient funds with any payment agent on or before the due date for the principal, interest or any premium; and

     - deliver a report to the trustee after the end of each fiscal year reviewing our activities and performance under the indentures, and stating whether we are in default under the indentures. (Sections 1001, 1002, 1003 and 1005)

MODIFICATION OF INDENTURES

     We may modify the holders rights and obligations under the indenture, if we first obtain the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series effected by the modification. Except, all holders must consent to modifications that:

     - change the principal or interest payment terms;

     - impair their right to sue to enforce payments;

     - change subordination provisions in a manner adverse to them; or

     - reduce the majority requirement for modifications effective against any holder without its consent. (Section 902)

     Each Indenture provides that we and the trustee may, without the consent of any holders, enter into supplemental indentures for the following purposes:

     - adding to our covenants;

     - adding additional events of default;

     - establishing the form or terms of debt securities; or

     - curing ambiguities or inconsistencies in the indenture, provided that such action to cure ambiguities or inconsistencies shall not adversely affect the interests of the holders in any material way. (Section 901)

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

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Each indenture generally permits a consolidation or merger between us and another company. They also permit our sale of all or substantially all of our property and assets. If this happens, the remaining or acquiring company will assume all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the indentures. (Sections 801 and 802)

     We will only consolidate or merge with or into any other company or sell all or substantially all of our assets according to the terms and conditions of the indentures. The remaining or acquiring company will be substituted for us in the indentures with the same effect as if it had been an original party to the indenture. If we sell all or substantially all of our assets, we shall be released from all our liabilities and obligations under any indenture and under the debt securities. (Section 801 and 802)

DISCHARGE AND DEFEASANCE

     We will be discharged from our obligations under the debt securities of any series if we:

     - deposit with the trustee enough cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or redemption date of the debt securities of the series;

     - request the trustee to discharge us from our obligations on that series of debt securities; and

     - comply with any additional conditions that may be specified in an indenture supplement regarding defeasance of that series of debt securities.

     If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration, transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. However, the Company's obligations will be revived and reinstated if the trustee is unable to apply our deposited amounts because of any legal proceeding, order or judgment. (Sections 401, 403 and 404)

PAYMENT AND PAYING AGENTS

     Unless otherwise specified in a prospectus supplement, we will pay principal, interest and any premium on fully registered securities at the office of the paying agent designated by us from time to time. We have the option to make interest payments by check mailed to the person in whose name the debt securities are registered on the day specified in the indentures or any prospectus supplement. Holders may transfer or exchange fully registered securities at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes. The holder will not be charged for making a transfer or exchange, except for any required tax or governmental charge. (Sections 305, 307, 1001 and 1002)

GLOBAL SECURITIES

     The debt securities of a series may be issued in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by the depositary. (Section 203).

                          DESCRIPTION OF CAPITAL STOCK

     Our restated certificate of incorporation authorizes 40,000,000 ordinary shares, par value $0.01 per share. Ordinary shares consist of common stock, a series of Veritas Energy Services special voting stock, and a series of Enertec special voting stock. Our restated certificate of incorporation also authorizes 1,000,000 shares of preferred stock, par value $0.01 per share.

COMMON STOCK

     Voting Rights. The holders of the common stock are entitled to one vote for each share held of record in the election of directors and on all other matters submitted to a vote of stockholders. No pre-emptive rights, conversion rights, redemption rights or sinking fund provisions are applicable to the common stock. The common stock does not have cumulative voting rights. Accordingly, the holders of more than 50% of the shares may elect all of the directors and, in that event, the holders of the remaining shares will not be able to elect any directors.

     Dividends. Common stockholders may receive dividends when declared by the board of directors. Dividends may be paid in cash, stock or another form. However, certain of our existing debt agreements contain covenants that currently restrict us from paying dividends.

     Fully Paid. All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable.

     Other. We will notify common stockholders of any stockholders' meetings according to applicable law. If we liquidate, dissolve or wind up our business, either voluntarily or not, common stockholders will share equally in the assets remaining after we pay our creditors and preferred stockholders.

     Transfer Agent and Registrar. Our transfer agent and registrar is ChaseMellon Shareholder Services, L.L.C., Dallas, Texas.

SPECIAL VOTING STOCK

     Single shares of Veritas Energy Services special voting stock and Enertec special voting stock are each authorized and outstanding as a series of ordinary shares. The Veritas Energy Services special voting share was issued in connection with the combination of Digicon Inc. (Veritas DGC's former name) and Veritas Energy Services Inc. in August of 1996. The Enertec special voting share was issued in connection with the combination of Veritas DGC, Veritas Energy Services and Enertec Resources Inc. in September 1999.

     These special voting shares possess a number of votes equal to the number of outstanding Veritas Energy Services exchangeable shares and Veritas Energy Services class A exchangeable shares, series 1 that are not owned by Veritas DGC or any of its subsidiaries. In any matter submitted to Veritas DGC stockholders for a vote, each holder of a Veritas Energy Services exchangeable share has the right to instruct a trustee as to the manner of voting for one of the votes comprising the Veritas Energy Services special voting share for each Veritas Energy Services exchangeable share owned by the holder. Likewise, in any matter submitted to Veritas DGC stockholders for a vote, each holder of a Veritas Energy Services class A exchangeable share, series 1 has the right to instruct a trustee as to the manner of voting for one of the votes comprising the Enertec special voting share for each Veritas Energy Services class A exchangeable shares, series 1 owned by the holder. The Veritas Energy Services exchangeable shares and the Veritas Energy Services class A exchangeable shares, series 1 are convertible on a one-for-one basis into shares of the common stock and have rights identical to the common stock.

PREFERRED STOCK

     There are no shares of preferred stock presently outstanding. A series of 400,000 shares of preferred stock has been designated for use in connection with the rights plan (the rights plan is explained below). Our board of directors can, without approval of our stockholders, issue one or more series of preferred stock. If we offer preferred stock, the board will determine number of shares and the rights, preferences and limitations of each series. This information will be described in a prospectus supplement, including:

     - specific designations;

     - number of shares;

     - liquidation value;

     - dividend rights;

     - liquidation and redemption rights;

     - voting rights;

     - other rights, including conversion or exchange rights, if any; and

     - any other specific terms.

In some cases, the issuance of preferred stock could delay a change in control of Veritas DGC and make it harder to remove present management. Under certain circumstances, preferred stock could also restrict dividend payments to holders of our common stock.

     The transfer agent, registrar, and dividend disbursement agent for a series of preferred stock will be named in a prospectus supplement. The registrar for shares of preferred stock will send notices to stockholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

RIGHTS PLAN

     General. Under the rights plan, each share of Veritas DGC common stock has attached to it one right. The right is represented by a certificate which is the same certificate representing the Veritas DGC common stock. Each right entitles the registered holder to purchase from Veritas DGC one one-thousandth of a share of series A junior participating preferred stock of Veritas DGC at a purchase price of $100. The purchase price is subject to adjustment. Until the distribution date, the rights will be transferred with and only with the Veritas DGC common stock certificates. The rights are not exercisable until after the distribution date and are subject to termination of any extended redemption periods described below. The rights expire at the close of business on May 15, 2007, unless they are earlier redeemed by Veritas DGC. The holder of unexercised rights has no rights as a stockholder of Veritas DGC, including, without limitation, the right to vote or to receive dividends.

     Separation of Rights from Veritas DGC Common Stock. The rights will separate from Veritas DGC common stock and a distribution date will occur upon the earlier of two possible times. The first such time is 10 business days following a public announcement that a person or group of affiliated or associated persons (an "acquiring person") has acquired, or has the right to acquire, the ownership of 15% or more of the outstanding shares of Veritas DGC common stock (the "stock acquisition date"). The second possible time is 10 business days following the commencement of a tender or exchange offer which would result in a person or group owning 15% or more of such outstanding shares of the Veritas DGC common stock (the "tender offer date"). The board of directors of Veritas DGC may set a later tender offer date if a majority of the continuing directors agree to do so and there are five continuing directors then in office.

     Continuing Director. A continuing director is any member of the board of directors of Veritas DGC who was a member of the board on May 15, 1997, or who was elected to the board after May 15, 1997 and was recommended or approved by a majority of at least five continuing directors. An acquiring person, or an affiliate or associate of an acquiring person, or such representative is not a continuing director.

     Triggering Events. Each holder of a right (other than the acquiring person, certain related parties and transferees) will have the right to purchase, upon exercise of a right, a number of one one-thousandth fractional share interests in series A preferred stock determined by dividing the purchase price by 50% of the then current market price of the common stock if, among other things:

     - Veritas DGC is the surviving corporation in a merger or other business combination with an acquiring person; or

     - any person shall become the beneficial owner of more than 15% of the outstanding shares of the Veritas DGC common stock, except:

      - pursuant to certain consolidations or mergers involving Veritas DGC or sales or transfers of the combined assets or earning power of Veritas DGC and its subsidiaries; or

      - pursuant to an offer for all outstanding shares of the Veritas DGC common stock at a price and upon terms and conditions which a majority of the board of directors and a majority of the continuing directors determine to be in the best interests of Veritas DGC and its stockholders, and provided at least five continuing directors are then in office.

Because of the nature of the voting, dividend and liquidation rights of the series A preferred stock, each of the one-thousandth fractional share interests in series A preferred stock should approximate the value of a share of Veritas DGC common stock. Therefore, it is anticipated that the value of the series A preferred stock purchased upon exercise of the rights will be approximately twice the exercise price paid. For example, at the exercise price of $100 per right, each right not owned by an acquiring person (or by certain related parties and transferees) following a triggering event set forth above would entitle its holder to purchase $200 worth of series A preferred stock for $100. Assuming that the series A preferred stock had a per share market price of $40 at such time (with each one-thousandth share of series A preferred stock valued at one share of common stock), the holder of each valid right would be entitled to purchase five one one-thousandth shares of the series A preferred stock for $100. Rights are not exercisable following the occurrence of any of the triggering events described above until the rights are no longer redeemable by Veritas DGC as described below. Notwithstanding any of the foregoing, following the occurrence of any of the triggering events described in this paragraph, all rights that are, or (under certain circumstances specified in the rights plan) were, beneficially owned by any acquiring person will be null and void.

     If at any time following the stock acquisition date:

     - Veritas DGC is acquired in a merger or other business combination transaction in which Veritas DGC is not the surviving corporation;

     - Veritas DGC is the surviving corporation in a consolidation or merger pursuant to which all or part of the outstanding shares of Veritas DGC common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property; or

     - more than 50% of the combined assets or earning power of Veritas DGC and its subsidiaries is sold or transferred (in each case other than certain consolidations with, mergers with and into, or sales of assets or earning power by or to subsidiaries of Veritas DGC as specified in the rights agreement);

each holder of a right (except rights that previously have been voided as set forth above) will have the right to exercise and receive common stock of the acquiring company having a value equal to two times the exercise price of the right. The events described in this paragraph and in the preceding paragraph are referred to as the triggering events.

     Redemption of Rights. At any time until ten business days following the stock acquisition date, Veritas DGC may redeem the rights in whole, but not in part, at a price of $0.001 per right. The Veritas DGC board may set a later date to redeem the rights if a majority of the continuing directors then in office agree. Redemption of the rights is payable in cash, shares of Veritas DGC common stock or other consideration deemed appropriate by the board of directors. Rights may not be redeemed during the 180 day period after any person becomes an acquiring person unless the redemption is approved by a majority of continuing directors.

     Anti-takeover Effects. The rights have certain anti-takeover effects. They may reduce or eliminate:

     - two-tiered or other partial offers that do not offer fair value for all Veritas DGC common stock;

     - the accumulation by a third party of 15% or more of the Veritas DGC common stock in open-market or private purchases in order to influence or control the business and affairs of Veritas DGC without paying an appropriate premium for a controlling position in Veritas DGC; and

     - the accumulation of shares of Veritas DGC common stock by third parties in market transactions for the primary purpose of attempting to cause Veritas DGC to be sold.

The rights will also cause the substantial dilution of shareholder voting strength to a person or group that attempts to acquire Veritas DGC in a manner defined as a triggering event. This is not so if the acquiring person's offer is conditioned on a substantial number of rights being acquired. The rights should not affect any prospective offeror who is willing:

     - to make an offer for all outstanding shares of Veritas DGC common stock and other voting securities at a price and terms that are in the best interests of Veritas DGC and its stockholders as determined by the board of directors; or

     - to negotiate with the board of directors because as part of any negotiated transaction the rights would either be redeemed or otherwise made inapplicable to the transaction.

The rights should also not interfere with any merger or other business combination approved by the board of directors since the board may, at its option, choose to redeem all, but not less than all, of the then outstanding rights at the $.001 redemption price. The board may exercise this option at any time until ten business days following the stock acquisition date.

                              PLAN OF DISTRIBUTION

     The specific terms of the particular securities to be issued will be set forth in a prospectus supplement that will be delivered together with this prospectus. In the case of common stock, a prospectus supplement would include the number of shares to be issued. In the case of debt securities, the prospectus supplement would include, where applicable:

     - ranking as senior or subordinated debt securities;

     - total principal amount;

     - maturity;

     - interest rate (or method of determination);

     - interest payment dates, if any;

     - terms for optional or mandatory redemption or repurchase, or payment of additional amounts or any sinking fund provisions;

     - conversion or exchange terms; and

     - any other specific terms of such debt securities.

In the case of preferred stock, the information that will be set forth in a prospectus supplement, will include:

     - specific designations;

     - number of shares;

     - liquidation value;

     - dividend rights;

     - liquidation and redemption rights;

     - voting rights;

     - other rights, including conversion or exchange rights, if any; and

     - any other specific terms.

     We may sell the securities through underwriters, agents or dealers or directly to purchasers. A prospectus supplement will set forth the terms of each specific offering, including the name or names of any underwriters or agents, the purchase price of the securities and the proceeds to us from such sales, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement, the underwriters will be obligated to purchase all the securities if any are purchased.

     We may sell the securities directly or through agents we designate from time to time. Any agent involved in the offer or sale of the securities covered by this prospectus, other than at the market offerings of equity securities, will be named in a prospectus supplement relating thereto. Any at the market offerings of equity securities will be made through PaineWebber Incorporated as our exclusive sales agent. Commissions payable by us to an agent will be set forth in a prospectus supplement relating thereto. Unless otherwise indicated in a prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If dealers are used in any of the sales of securities covered by this prospectus, we will sell those securities to dealers as principals. The dealers may then resell the securities to the public at varying prices the dealers determine at the time of resale. The names of the dealers and the terms of the transactions will be set forth in a prospectus supplement.

     We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale thereof. The terms of any such sales will be described in a prospectus supplement.

     If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

     Agents, dealers and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services on our behalf.

                                 LEGAL MATTERS

     Certain legal matters in connection with the validity of the common stock, preferred stock and debt securities will be passed on for Veritas DGC by Porter & Hedges, L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Veritas DGC Inc. for the two years ended July 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Veritas DGC Inc. for the year ended July 31, 1996 incorporated by reference from the Veritas DGC Inc. Annual Report on Form 10-K for the year ended July 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Veritas Energy Services Inc., as of and for the nine months ended July 31, 1996, not separately incorporated by reference in this prospectus, have been audited by PricewaterhouseCoopers LLP, Chartered Accountants, whose report thereon is incorporated in this prospectus by reference to the Veritas DGC Inc. Annual Report on Form 10-K for the year ended July 31, 1998. Such consolidated financial statements, to the extent they have been included in the consolidated financial statements of Veritas DGC Inc. as of and for the year ended July 31, 1996, have been so included in reliance on the report of such independent accountants given on the authority of said firm as experts in auditing and accounting.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This prospectus incorporates documents by reference which are not presented in or delivered with it. This means that Veritas DGC can disclose certain information by referring a reader to certain documents. These documents (other than exhibits to such documents unless specifically incorporated by reference) are available, without charge, upon written or oral request directed to Larry L. Worden, Veritas DGC Inc., at Veritas DGC's principal executive offices located at 3701 Kirby Drive, Suite 112, Houston, Texas 77098-3982; telephone (713) 512-8300.

     The following documents, which have been filed by Veritas DGC with the SEC pursuant to the Exchange Act (File No. 1-7427), are incorporated in this prospectus by reference and shall be deemed to be a part hereof:

          (a) Annual Report on Form 10-K for the year ended July 31, 1998;

          (b) Current Report on Form 8-K, dated November 12, 1998;

          (c) Quarterly Reports on Form 10-Q for the quarters ended October 31, 1998, January 31, 1999, and April 30, 1999; and

          (d) All documents filed by Veritas DGC with the SEC pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the Offer to Exchange.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated maximum expenses payable by the Registrant in connection with the offering of the Securities to be registered and offered hereby are as follows:

SEC Registration Fee........................................   $ 55,600
Printing Expenses...........................................     75,000
Legal Fees and Expenses.....................................     75,000
Accounting Fees and Expenses................................     25,000
Trustee and/or Transfer Agency Fees.........................     10,000
Miscellaneous...............................................      9,400
                                                               --------
          Total.............................................   $250,000
                                                               ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action.

     In a suit brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of the case, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such persons shall have been adjudged liable to the corporation except as otherwise provided by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys' fees).

     The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, or (ii) by independent counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders.

     The Restated Certificate of Incorporation (with Amendments) and Bylaws of Veritas DGC require Veritas DGC to indemnify Veritas DGC's directors and officers to the fullest extent permitted under Delaware law. Veritas DGC's Restated Certificate of Incorporation (with Amendments) limits the personal liability of a director to Veritas DGC or its stockholders to damages for breach of the director's fiduciary duty.

     Veritas DGC has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the Registrant, or that may arise out of their status as directors or officers of the registrant, including liabilities under the federal and state securities laws.

ITEM 16. EXHIBITS

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
           1.1+          -- Form of Underwriting Agreement or comparable distribution agreement, if any.
           3.1           -- Restated Certificate of Incorporation (with Amendments)
                            of Digicon Inc. dated August 30, 1996 (Incorporated by
                            reference to Exhibit 2.1 of Digicon Inc.'s Current Report
                            on Form 8-K filed September 16, 1996).
           3.2           -- Certificate of Ownership and Merger of New Digicon Inc.
                            and Digicon Inc. (Incorporated by reference to Exhibit
                            3-B to Digicon's Registration Statement No. 33-43873,
                            dated November 12, 1991).
           3.3           -- Bylaws of New Digicon Inc. dated June 24, 1991.
                            (Incorporated by referenced to Exhibit 3-C to Digicon's
                            Registration Statement No. 33-43873, dated November 12,
                            1991).
           3.4           -- Form of Restated Certificate of Incorporation (with
                            Amendments) of Veritas DGC Inc. (Incorporated by
                            reference to Exhibit 3.4 to Veritas DGC Inc.'s
                            Registration Statement No. 333-85569, dated August 19,
                            1999).
           4.1           -- Specimen Veritas DGC Inc. Common Stock certificate.
                            (Incorporated by reference to Exhibit 4-C to Veritas DGC
                            Inc.'s Annual Report on Form 10-K for the year ended July
                            31, 1996).
           4.2           -- Rights Agreement between Veritas DGC Inc. and ChaseMellon
                            Shareholder Services, L.L.C. dated as of May 15, 1997.
                            (Incorporated by reference to Exhibit 4.1 of Veritas DGC
                            Inc.'s Current Report on Form 8-K filed May 27, 1997).
           4.3*          -- Form of Indenture between Veritas DGC Inc. and
                            , as trustee (Senior Indenture).
           4.4*          -- Form of Indenture between Veritas DGC Inc. and
                            , as trustee (Subordinated Indenture).
           5.1*          -- Opinion of Porter & Hedges, L.L.P., with respect to the legality of the securities filed herewith.
          12*            -- Computation of ratio of earnings to fixed charges.
          23.1*          -- Consent of PricewaterhouseCoopers LLP.
          23.2*          -- Consent of PricewaterhouseCoopers LLP, Chartered
                            Accountants.
          23.3*          -- Consent of Deloitte & Touche LLP.
          23.4*          -- Consent of Porter & Hedges, L.L.P. (included in Exhibit
                            5.1 Opinion).
          24.1*          -- Power of Attorney.
          25.1**         -- Statement of Eligibility and Qualification under the
                            Trust Indenture Act of 1939 of           , as trustee
                            (Senior Debt).
          25.2**         -- Statement of Eligibility and Qualification under the
                            Trust Indenture Act of 1939 of           , as trustee
                            (Subordinated Debt).

---------------

+ Pursuant to Instruction (1) to Description of Exhibits in Item 601 of Regulation S-K, to be filed as an Exhibit to a report on Form 8-K.

*  Previously filed.

** To be filed per Section 305(b)(2) of the Trust Indenture Act; see Undertaking
   (E) in Item 17.

ITEM 17. UNDERTAKINGS

  A. Undertaking to Update

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

             (i) include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) include any material information with respect to the plan for distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraph (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the "SEC") by the Registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  B. Undertaking With Respect to Documents Incorporated by Reference

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C. Undertaking With Respect to Indemnification

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  D. Undertaking with Respect to Pricing Information

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  E. Undertaking With Respect to Trustees

     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on September 24, 1999.

                                            VERITAS DGC INC.

                                            By:    /s/ ANTHONY TRIPODO
                                            ------------------------------------
                                                      Anthony Tripodo
                                                 Executive Vice President,
                                                  Chief Financial Officer
                                                       and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the 24th day of September, 1999.

                      SIGNATURE                                              TITLE
                      ---------                                              -----

                */s/ DAVID B. ROBSON                     Chairman of the Board, Chief Executive Officer
-----------------------------------------------------      and Director
                   David B. Robson

               */s/ STEPHEN J. LUDLOW                    Vice Chairman of the Board and Director
-----------------------------------------------------
                  Stephen J. Ludlow

                */s/ TIMOTHY L. WELLS                    President and Chief Operating Officer
-----------------------------------------------------
                  Timothy L. Wells

                */s/ ANTHONY TRIPODO                     Executive Vice President, Chief Financial
-----------------------------------------------------      Officer and Treasurer (principal financial
                   Anthony Tripodo                         and accounting officer)

               */s/ CLAYTON P. CORMIER                   Director
-----------------------------------------------------
                 Clayton P. Cormier

                 */s/ RALPH M. EESON                     Director
-----------------------------------------------------
                   Ralph M. Eeson

                                                         Director
-----------------------------------------------------
                Lawrence C. Fichtner

                 */s/ JAMES R. GIBBS                     Director
-----------------------------------------------------
                   James R. Gibbs

               */s/ STEVEN J. GILBERT                    Director
-----------------------------------------------------
                  Steven J. Gilbert

               */s/ BRIAN F. MACNEILL                    Director
-----------------------------------------------------
                  Brian F. MacNeill

                      SIGNATURE                                              TITLE
                      ---------                                              -----
                    */s/ JAN RASK                        Director
-----------------------------------------------------
                      Jan Rask

               *By /s/ ANTHONY TRIPODO
  -------------------------------------------------
                   Anthony Tripodo
       (Individually and as Attorney-in-Fact)